Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of March         , 2011 (“Effective Date”), by and among STAG INDUSTRIAL, INC., a Maryland corporation (“Company”), STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P. (“Partnership”), a Delaware limited partnership, and KATHRN ARNONE (“Executive”) to reaffirm and amend the terms and conditions of Executive’s employment.

The parties agree as follows:

1.             Employment.  Employer (as defined below) hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.             Duties.

2.1           Position.  Executive is employed on a full-time basis as Executive Vice President, General Counsel and Secretary, shall report directly to the Board of Directors of the Company (the “Board of Directors”), and shall have the duties and responsibilities commensurate with such positions as shall be reasonably and in good faith determined from time to time by the Board of Directors, including such duties and responsibilities with respect to the Company, the Partnership and/or a subsidiary of either (collectively, “Employer”).

2.2           Duties.  Executive shall: (i) abide by all applicable federal, state and local laws, regulations and ordinances, and (ii) except for vacation and illness periods, devote substantially all of his business time, energy, skill and efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business interests of the Employer; provided, that, notwithstanding the foregoing, Executive may (w) make and manage personal business investments of his choice, subject to the limitations set forth in Section 8 hereof, (x) serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the Employer’s Business (as defined in Section 8), provided that such service is expressly approved in advance by the Board of Directors, (y) serve in any capacity with any civic, educational, religious or charitable organization, or any governmental entity or trade association, and (z) serve as director, officer or any other capacity in which Executive is currently serving with respect to STAG Investments II, LLC, STAG Investments III, LLC, STAG Investments IV, LLC and STAG GI Investments, LLC (collectively, “Funds”); provided that all such other activities do not materially interfere with the performance of the Executive’s duties hereunder.

3.             Term of Employment.  The term of this Agreement shall commence on the Effective Date and shall continue until and including the three-year anniversary of the Effective Date, unless earlier terminated as herein provided (the “Initial Term”).  The Initial Term shall be automatically renewed for successive one-year periods (each an “Extended Term”) unless either party gives notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Extended Term.  As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any lawful termination of Executive’s employment with Employer as herein provided.

4.             Compensation.

4.1           Base Salary.  As compensation for Executive’s performance of Executive’s duties as set forth herein and as hereafter determined by the compensation committee of the Board of Directors from time to time, Employer shall pay to Executive a base salary of $260,000 per year (“Base Salary”), payable in accordance with the normal payroll practices of Employer, less all legally required or authorized payroll deductions and tax withholdings.  Base Salary shall be reviewed annually, and may be increased, at the sole discretion of the compensation committee of the Board of Directors, in light of the Executive’s performance and the Employer’s financial performance and other economic conditions and relevant factors determined by the compensation committee.

4.2           LTIP Units, Restricted Stock and Other Equity Awards.

(a)           In consideration of services to be performed by Executive for the Partnership in his capacity as a partner thereof, upon execution of this Agreement, the Employer shall cause to be granted to Executive at least 26,494 long-term incentive plan units (“LTIP Units”).  Such LTIP Units shall be evidenced by, and subject to, the LTIP Unit award agreement attached to this Agreement as Exhibit A (“LTIP Agreement”) and the Company’s 2010 Equity Incentive Plan (a copy of which has been delivered to Executive).  In addition, as part of the consideration for employment, Executive shall be eligible to receive additional awards of LTIP Units and other equity awards, subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan (or such subsequent equity plan as may be in place from time to time) and the applicable award agreement.

(b)           At any time after the execution of this Agreement, as part of the consideration for his employment as an officer of the Company, Executive shall be eligible to receive shares of common stock (“Restricted Stock”), in such number as the compensation committee of the Board of Directors deems appropriate, and such Restricted Stock shall be evidenced by, and subject to, a Restricted Stock award agreement in the form then currently in use by the Company (“Restricted Stock Agreement”).  Such awards of Restricted Stock and any other equity awards granted shall be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan (or such subsequent equity plan as may be in place from time to time) and the applicable award agreement.

(c)           Any LTIP Units granted to the Executive during the term of this Agreement shall be deemed to have been granted to the Executive in consideration of services rendered or to be rendered in Executive’s capacity as a partner of the Partnership.

(d)           During the Term, the Company and the Partnership shall (and shall cause each subsidiary that is a component Employer to) allocate the services provided by Executive to each component Employer and compensate Executive from the respective component Employer on a basis proportionate to the services provided by Executive to each component Employer.  The parties confirm that Employer shall (and intends to) require that a sufficient amount of services be provided hereunder to the Partnership by Executive in his capacity as a partner of the Partnership to constitute full and adequate consideration for the issuance of LTIP Units to Executive and to the Company by Executive in his capacity as an officer of the Company to constitute full and adequate consideration for the issuance of Restricted Stock to Executive.

4.3           Bonus.  At the sole discretion of the Board of Director’s compensation committee, Executive may be paid a bonus  (“Bonus”) relating to each calendar year during the

Term, and such discretionary Bonus, if any, shall be paid on or before March 1st of the following year.

5.             Customary Fringe Benefits.  Executive shall be eligible for all customary and usual fringe benefits generally available to full-time employees of Employer, subject to the terms and conditions of Employer’s policies and benefit plan documents, as the same may be amended from time to time.  Employer reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.  In addition, Executive shall receive an allowance for parking costs of up to $500.00 a month. Notwithstanding the standard vacation policy provisions or vacation accrual rates, Executive shall be entitled to vacation of four weeks per year.

6.             Business Expenses.  Executive shall be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Employer.  To obtain reimbursement, expenses must be submitted within one (1) month of being incurred with appropriate supporting documentation in accordance with Employer’s policies.  All such expenses shall be reimbursed within one (1) month of submission and, in any event, in the same fiscal year in which they were incurred or within one (1) month after the end of such year.

7.             Termination of Employment.  Subject to the terms and conditions of this Section 7, either Company or Executive may terminate Executive’s employment with Employer at any time, with or without Cause (as defined in Section 7.10), during the Term.  Any termination of Executive’s employment during the Term shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”).  The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination.  In the case of a Notice of Termination provided by Executive to Employer, such Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by Employer.  In the case of a Notice of Termination provided by Company to Executive, such Notice of Termination shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by Executive; provided that Company may require Executive to leave the Company’s premises and refrain from any further business activities on behalf of the Company as of the date designated by Company in the Notice of Termination.  If Executive’s employment is terminated by either party, for any reason, during the Term, Employer shall pay to the Executive the accrued and unpaid Base Salary and accrued but unused vacation as of the date of Executive’s termination of employment.  Further, if Executive’s employment is terminated by either party, for any reason other than a termination by the Company for Cause or termination by Executive without Good Reason, during the Term, Employer shall pay to the Executive an amount equal to the product of (a) the Bonus (or deemed Bonus) referenced in Section 7.1(a)(ii) of this Agreement multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed between the beginning of the fiscal year in which the termination occurs and the date of termination and the denominator of which is the number of days in the fiscal year in which the termination occurs, such payment to be made no later than thirty (30) days following the date of termination of Executive’s employment and shall be subject to Executive’s execution of a general release in favor of Company, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by Company and in a form reasonably satisfactory to Company.  Except as otherwise provided in this Section 7 and its subsections, Employer shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from

Employer, any payments or benefits in respect of the termination of Executive’s employment with Employer during the Term.

7.1           Severance Upon Involuntary Termination without Cause.  If Company terminates Executive’s employment with Employer without Cause (as defined in Section 7.10)  during the Term, such termination is not in connection with Executive’s Disability (as defined below), and such termination qualifies as a “Separation from Service” under Section 409A (as hereinafter defined), Executive shall be entitled to a “Severance Package” that consists of the following:

(a) a single cash lump-sum “Severance Payment” equal to two (2) times the sum of (i) Executive’s annual rate of Base Salary in effect immediately prior to Executive’s termination of employment, and (ii) the Bonus (if any) actually paid to Executive for the most recently completed fiscal year for which the amount of Executive’s Bonus was determined by the compensation committee of the Board of Directors and paid (which will be deemed to be $125,000 until such time as the compensation committee of the Board of Directors makes its first determination regarding payment of any Bonus, which determination shall occur no later than March 1, 2012 in respect of fiscal year 2011);

(b) Employer’s direct-to-insurer payment of any group health or other insurance premiums for a period of eighteen (18) months (subject to Executive’s eligibility for, and proper and timely election of continued group health benefits under the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”)) to continue Executive’s coverage under the Company’s group health insurance plan and, if any, the Company’s group life and disability insurance plans;

(c) immediate vesting of all outstanding LTIP Units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in the Partnership), Restricted Stock, stock options, and other equity awards granted to Executive under any of Employer’s equity incentive plans; and

(d) continuation of coverage under the Company’s liability insurance for directors and officers with respect to any of the Executive’s actions as Executive of the Company during the Term;

provided, however, that all of the following conditions are first satisfied:

(i) Executive reaffirms Executive’s commitment to comply with all surviving provisions of this Agreement, including Section 9 and Section 10 hereof; and

(ii) Executive executes a Separation Agreement that includes a general release in favor of Company, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by Company and in a form reasonably satisfactory to Company, and the general release becomes effective in accordance with its terms no later than thirty (30) days following the date of termination of Executive’s employment.

The Severance Payment shall be subject to all legally required and authorized deductions and tax withholdings and shall be paid on the date that is the thirtieth (30th) day following the date of termination of Executive’s employment, provided that Executive has complied with all of the above-referenced conditions to receiving the Severance Payment. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law.  All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.2           Severance Upon Resignation for Good Reason.  If Executive resigns from employment with Employer for Good Reason (as defined in Section 7.10) during the Term and such resignation qualifies as a “Separation from Service” under Section 409A, Executive shall be entitled to a “Severance Package” that consists of the following:

(a) a single cash lump-sum “Severance Payment” equal to two (2) times the sum of (i) Executive’s annual rate of Base Salary in effect immediately prior to Executive’s termination of employment, and (ii) an amount equal to the Bonus (if any) actually paid to Executive for the most recently completed fiscal year for which the amount of Executive’s Bonus was determined by the compensation committee of the Board of Directors and paid (which will be deemed to be $125,000 until such time as the compensation committee of the Board of Directors makes its first determination regarding payment of any Bonus, which determination shall occur no later than March 1, 2012 in respect of fiscal year 2011);

(b) Employer’s direct-to-insurer payment of any group health or other insurance premiums for a period of eighteen (18) months (subject to Executive’s eligibility for, and proper and timely election of continued group health benefits under COBRA) to continue Executive’s coverage under the Company’s group health insurance plan and, if any, the Company’s group life and disability insurance plans;

(c) immediate vesting of all outstanding LTIP Units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in the Partnership), Restricted Stock, stock options, and other equity awards granted to Executive under any of Employer’s equity incentive plans; and

(d) continuation of coverage under the Company’s liability insurance for directors and officers with respect to any of the Executive’s actions as Executive of the Company during the Term;

provided, however, that all of the following conditions are first satisfied:

(i) Executive reaffirms Executive’s commitment to comply with all surviving provisions of this Agreement, including Section 9 and Section 10 hereof; and

(ii) Executive executes a Separation Agreement that includes a general release in favor of Company, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by Company and in a form reasonably satisfactory to Company, and the general release becomes effective in accordance with its terms no later than thirty (30) days following the date of termination of Executive’s employment.

The Severance Payment shall be subject to all legally required and authorized deductions and tax withholdings and shall be paid on the thirtieth (30th) day following the date of termination of Executive’s employment, provided that Executive has complied with all of the above-referenced conditions to receiving the Severance Payment. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law.  All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.3           Severance Upon Change of Control.   If during the last year of the Initial Term or during any Extended Term, a “Change of Control” (as defined in Section 7.10) occurs and the Company gives notice of non-renewal of this Agreement within twelve (12) months following such Change of Control, Executive shall be entitled to a “Severance Package” that consists of the following:

(a) a single cash lump-sum “Severance Payment” equal to two (2) times the sum of (i) Executive’s annual rate of Base Salary in effect immediately prior to Executive’s termination of employment, and (ii) an amount equal to the Bonus (if any) actually paid to Executive for the most recently completed fiscal year for which the amount of Executive’s Bonus was determined by the compensation committee of the Board of Directors and paid (which will be deemed to be $125,000 until such time as the compensation committee of the Board of Directors makes its first determination regarding payment of any Bonus, which determination shall occur no later than March 1, 2012 in respect of fiscal year 2011);

(b) Employer’s direct-to-insurer payment of any group health or other insurance premiums for a period of eighteen (18) months (subject to Executive’s eligibility for, and proper and timely election of continued group health benefits under COBRA) to continue Executive’s coverage under the Company’s group health insurance plan and, if any, the Company’s group life and disability insurance plans;

(c) immediate vesting of all outstanding LTIP Units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in the Partnership), Restricted Stock, stock options, and other equity awards granted to Executive under any of Employer’s equity incentive plans; and

(d) continuation of coverage under the Company’s liability insurance for directors and officers with respect to any of the Executive’s actions as Executive of the Company during the Term;

provided, however, that all of the following conditions are first satisfied:

(i) Executive reaffirms Executive’s commitment to comply with all surviving provisions of this Agreement, including Section 9 and Section 10 hereof; and

(ii) Executive executes a Separation Agreement that includes a general release in favor of Company, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by Company and in a form reasonably satisfactory to Company, and the general release becomes effective in accordance with its terms no later than thirty (30) days following the date of termination of Executive’s employment.

The Severance Payment shall be subject to all legally required and authorized deductions and tax withholdings and shall be paid on the thirtieth (30th) day following the date of termination of Executive’s employment, provided that Executive has complied with all of the above-referenced conditions to receiving the Severance Payment.  Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law.  All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.4           Beneficial Excise Tax Treatment.  In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise would subject Executive to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, Executive may elect, in his sole discretion, to reduce the amounts of any payments or benefits called for under this Agreement in order to avoid such characterization.  To aid Executive in making any election called for under this Section 7.4, upon the occurrence of any event that might reasonably be anticipated to give rise to the application of this Section 7.4 (an “Event”), Company shall promptly request a determination in writing by independent public accountants selected by Employer (the “Accountants”).  Unless Company and Executive otherwise agree in writing, the Accountants, within thirty (30) days after the date of the Event, shall determine and report to Company and Executive whether any reduction in payments or benefits at the election of Executive would produce a greater after-tax benefit to Executive and shall provide to Company and Executive a written report containing a sufficiently detailed quantitative substantiation of their analysis and presented in a manner that Executive can readily understand.  For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 7.4.  Under no circumstances shall Executive be entitled to any tax reimbursement or tax gross-up payment by virtue of the occurrence of an Event or any additional payment or benefit under this Section 7.4.

7.5           Section 409A Compliance.  The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(a)           Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Section 409A), any Severance Payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six (6) months following the date of Executive’s termination of employment (or before the date of Executive’s death, if earlier).  The Specified Employee Payments to which Executive would otherwise have been entitled during the six-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date of the seventh month following the date of Executive’s termination of employment.

(b)           To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c)           Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)           Employer hereby informs Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change.  Executive acknowledges and understands that Executive should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences.  Executive understands and agrees that Employer has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences.  Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to Executive.

7.6           Effect of Death or Disability.  If Executive dies or his employment is terminated by Company upon his experiencing a Disability (as defined in Section 7.10) during the Term, Executive (or his estate) shall be entitled to payment of his accrued and unpaid Base Salary as of the date of Executive’s death or termination of employment by the Company upon his experiencing a Disability, a single cash lump-sum payment equal to the product of (a) the Bonus (or deemed Bonus) referenced in Section 7.1(a)(ii) of this Agreement multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed between the beginning of the fiscal year in which Executive’s death or termination of his employment occurs and the date of Executive’s death or termination of employment and the denominator of which is the number of days in the fiscal year in which Executive’s death or termination of employment occurs.  The payments described in the previous sentence shall be subject to all legally required and authorized deductions and tax withholdings, including for wage garnishments, if applicable, to the extent required or permitted by law, and shall be paid on the thirtieth (30th) day following the date of termination of Executive’s employment.  Payment under this Section 7.6 shall be made not more than once, if at all.

7.7           Employment Reference.  If Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, or this Agreement is not renewed by Company pursuant to a Change of Control, Executive and Employer will negotiate in good faith to reach an agreement on a neutral statement for termination or resignation, to the extent necessary or appropriate.  This statement will include, at minimum and as applicable, positions held, date of hire, employment period and confirmation of salary history (if requested by Executive).

7.8           Ineligibility For Severance.  For avoidance of doubt, Executive shall not be entitled to any Severance Package under this Agreement, and none of Sections 7.1, 7.2 and 7.3 shall apply to Executive, if at any time during the Term, either (a) Executive voluntarily resigns or otherwise terminates employment with Employer other than for Good Reason, or (b) Company terminates Executive’s employment for Cause.  Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Employer; provided, however, Executive may effect a rollover or other transfer of his interests in any such retirement or benefit plan in accordance with the terms of such plan and applicable law.  All other Employer obligations to Executive shall be automatically terminated and completely extinguished.

7.9           Taxes and Withholdings.  The Employer may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

7.10         Definitions.

(a)           “Cause” shall mean the occurrence during the Term  of any of the following: (i) Executive’s indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of: a felony, a crime of moral turpitude, fraud and dishonesty, breach of trust or unethical business conduct, or any crime involving Employer, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s duties which has materially damaged Employer’s financial position or reputation; (iii) willful or knowing unauthorized dissemination with the intent to cause harm by Executive of Confidential Employer Information; (iv) repeated failure by Executive to perform Executive’s duties that are reasonably and in good faith requested in writing by the Board of Directors or the member of the Board of Directors authorized by it  (the “Delegator”), and which are not substantially cured by Executive within thirty (30) days following receipt by Executive of such written request; (v) failure of Executive to perform any lawful and reasonable directive of the Delegator communicated to Executive in the form of a written request from the Delegator, which is consistent with the Employer Business, and which failure Executive does not begin to cure within ten (10) days following receipt by Executive of such written request or Executive has not substantially cured within forty-five (45) days following receipt by Executive of such written request, or (vi) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from a Delegator, which material breach Executive does not begin to cure within ten (10) days following receipt by Executive of such written notice or Executive has not substantially cured within forty-five (45) days following receipt by Executive of such written notice.

(b)           “Disability” shall mean the occurrence during the Term of a medically determinable physical or mental impairment of Executive that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which either (i) renders Executive unable to engage in any substantial gainful activity, with or without leave accommodation, for a period of not less than three (3) months; or (ii) results in Executive receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance that may be maintained by the Company for the benefit of its employees.

(c)           “Change of Control” shall have the meaning ascribed to it in the 2010 Equity Incentive Plan as of the date hereof.

(d)           “Good Reason” shall mean the occurrence during the Term of any of the following: (i) a material breach of this Agreement by Company which is not cured by Company within 30 days following Company’s receipt of written notice by Executive to Company describing such alleged breach; (ii) Executive’s Base Salary is materially reduced by Company; (iii) a material reduction in Executive’s title, duties and/or responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position; or (iv) a material change in the Company headquarters’ geographic location; provided, however, none of the occurrences described in (i) through (iv) hereof shall constitute Good Reason unless within ninety (90) days of any such occurrence Executive provides a Notice of Termination effective no more than 31 days after receipt by the Company and specifying the occurrence.

(e)           “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable regulations or guidance promulgated thereunder.

7.11         Nonduplication of Benefits.  Notwithstanding any provision in this Agreement or in any other Employer benefit plan or compensatory arrangement to the contrary, but at all times subject to Section 7.4, (a) any payments due under Section 7.1, Section 7.2 or Section 7.3 shall be made not more than once, if at all, (b) payments may be due under Section 7.1, Section 7.2 or Section 7.3, but under no circumstances shall payments be made under all of or any combination of Section 7.1, Section 7.2 and Section 7.3, (c) no payments made under Sections 7.1, 7.2 and 7.3 this Agreement shall be considered compensation for purposes of any benefit plan or compensatory arrangement of Employer, and (d) Executive shall not be entitled to severance benefits from Employer other than as contemplated under this Agreement, unless such other severance benefits offset and reduce the benefits due under this Agreement on a dollar-for-dollar basis, but not below zero.

8.             No Competition and No Conflict of Interest.  Except as otherwise provided in Section 2.2 of this Agreement or as set forth in Exhibit B to this Agreement, during the Term, Executive must not (a) engage in any work, paid or unpaid, that creates an actual conflict of interest with the essential business-related interests of the Employer where such conflict would materially and substantially disrupt operations, (b) directly or indirectly, whether as an owner, partner, stockholder, principal, agent, employee, consultant, or in any other relationship or capacity, engage in, or acquire any interest in any Person, corporation, partnership or other entity (other than Company or any entity directly or indirectly controlled by Company) engaged in the Employer Business, or (c) in any way other than on behalf of and as an employee of Employer, act as an officer, director, employee, consultant, shareholder, volunteer, lender, or agent of any business enterprise engaged in the Employer Business or any business in which Employer becomes actively engaged during the Term.  In addition, Executive agrees not to refer any tenant or potential tenant of Employer to competitors of Employer, without obtaining

Company’s prior written consent, during the Term.  Notwithstanding the foregoing, Executive’s passive investment in, or passive ownership of, less than five percent (5%) of the capital stock or other equity interests of any business entity (including a business entity engaged in the Employer Business) shall not be treated as a breach of this Section 8.  For purposes of this Agreement, the term “Employer Business” shall mean the acquisition, disposition, development, redevelopment, ownership, operation, management or financing of single tenant industrial properties in the United States, and “passive” means no employment or involvement in management, operations or policy decisions of the business entity and excludes any service as a director (or equivalent), manager, officer, employee or consultant or as a general partner or managing member (or equivalent) of the business entity

9.             Confidentiality.  During the Term, Executive has been and will continue to be given access to a wide variety of information about the Employer, its affiliates and other related businesses that the Employer considers “Confidential Employer Information.”  As a condition of continued employment, Executive agrees to abide by Employer’s business policies and directives on confidentiality and nondisclosure of Confidential Employer Information.  Confidential Employer Information shall mean all information applicable to the business of the Employer which confers or may confer a competitive advantage upon the Employer over one who does not possess the information; and has commercial value in the business of the Employer or any other business in which the Employer engages or is preparing to engage during Executive’s employment with Employer.  Confidential Employer Information includes, but is not limited to, information regarding the Employer’s business plans and strategies; contracts and proposals (including leases and proposed leases); artwork, designs, drawings and specifications for development and redevelopment projects; tenants and prospective tenants; suppliers and other business partners and Employer’s business arrangements and strategies with respect to them; current and future marketing or advertising campaigns; software programs; codes, underwriting models, credit analyses, formulae or techniques; rent rolls; financial information; personnel information; and all ideas, plans, processes or information related to the current, future and proposed projects or other business of the Employer that has not been disclosed to the public by an authorized representative of the Employer, acting within the scope of his or her authority, whether or not such information would be enforceable as a trade secret of the Employer or enjoined or restrained by a court or arbitrator as constituting unfair competition.  Confidential Employer Information also includes confidential information of any third party who may disclose such information to the Employer or Executive in the course of the Employer’s business.

9.1           Nondisclosure.  Executive acknowledges that Confidential Employer Information constitutes valuable, special and unique assets of the Employer’s business and that the unauthorized disclosure of such information to competitors of the Employer, or to the general public, will be highly detrimental to the Employer.  Executive therefore agrees to hold Confidential Employer Information in strictest confidence.  Except as shall occur as and to the extent that Executive performs his duties to Employer, Executive agrees not to disclose or allow to be disclosed to any individual or entity, other than those individuals or entities authorized by the Company, any Confidential Employer Information that Executive has or may acquire during Executive’s employment by Employer (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Employer Information).

9.2           Continuing Obligation.  Executive agrees that the agreement not to disclose Confidential Employer Information will be effective during Executive’s employment and continue even after Executive is no longer employed by Employer.  Any obligation not to disclose any portion of any Confidential Employer Information will continue indefinitely unless such information (a) has become public knowledge through no fault of Executive; or (b) has been developed independently without any reference to any information obtained during Executive’s employment with Employer; or (c) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law.

9.3           Return of Employer Property.  On termination of employment with Employer for whatever reason, or at the request of the Employer before termination, Executive agrees to promptly deliver to Employer all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Employer Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others.  Executive also agrees to promptly return, on termination or the Employer’s request, any and all Employer property issued to Executive, including but not limited to computers, cellular phones, keys and credits cards.  Executive further agrees that should Executive discover any Employer property or Confidential Employer Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Employer without retaining copies, summaries or excerpts of any kind.

9.4           No Violation of Rights of Third Parties.  Executive warrants that the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Employer.  Executive agrees not to disclose to Employer, or induce Employer to use, any confidential or proprietary information or material belonging to any previous employers or others.  Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement.  Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

10.           Interference with Business Relations.

10.1         Interference with Sellers, Tenants, Brokers and Other Business Partners.  Executive acknowledges that Employer’s seller information, tenant base, broker network, pipeline, leasing and acquisitions/sales strategies and its other business arrangements have been developed through substantial effort and expense, and its nonpublic business information regarding these matters is confidential and constitutes trade secrets.  In addition, because of Executive’s position, Executive understands that Employer will be particularly vulnerable to significant harm from Executive’s use of such information for purposes other than to further Employer’s business interests.  Accordingly, Executive agrees that during Executive’s employment with Employer, and for a period of twelve (12) months thereafter, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Employer’s relationship with any of the sellers, tenants, brokers or other business partners of Employer with whom Executive has had contact, or conducted business, during the Term of Employment by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from Employer.

10.2         Interference with Employer’s Employees.  Executive acknowledges that the services provided by Employer’s employees are unique and special, and that Employer’s employees possess trade secrets and Confidential Employer Information that is protected against misappropriation and unauthorized use.  As such, Executive agrees that during, and for a period of twelve (12) months after, Executive’s employment with Employer, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Employer’s business by contacting any Employer employees for the purpose of inducing or encouraging them to discontinue their employment with Employer.

10.3         Negative Information.  During the Term and thereafter, Executive shall not disclose confidential or negative non-public information regarding, or take any action materially detrimental to the reputation of Employer or its directors, officers, employees, investors, shareholders or advisors and any affiliates of any of the foregoing (collectively, the “Employer Affiliates”);  provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of Executive to respond to mandatory governmental inquiries concerning the Employer Affiliates or to act in accordance with, or to establish, his rights under this Agreement.  Employer likewise agrees that no one acting with the actual authority of Employer shall disclose negative non-public information regarding, or take any action materially detrimental to the reputation of, Executive;  provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of the Employer Affiliates to respond to mandatory governmental inquiries concerning Executive or to act in accordance with, or to establish, the rights of the Employer Affiliates under this Agreement.

10.4              Post-Termination Noncompetition. For a period of twelve (12) months following Executive’s employment with the Employer, Executive will not engage in Competitive Activities (as hereinafter defined). Notwithstanding any other provision herein to the contrary, this Section 10.4 shall terminate and be null and void in the event that the Employer terminates Executive’s employment without Cause or Executive resigns from employment with Employer for Good Reason.  The term “Competitive Activities,” for purposes of this Section 10.4, shall mean the taking of any of the following actions by Executive: (a) Executive’s direct or indirect participation (for his own account or jointly with others) in the management of, or as an employee, board member, partner, manager, member, joint venturer, representative or other agent of, or advisor or consultant to, any other business operation if a material portion (either in comparison to the size of Employer’s Business or, if smaller, to such business operation’s business) of such operation is engaging in the Employer Business or any business in which Employer has been actively engaged at the time of the termination of Executive’s employment with Employer (a “Competitive Operation”); (b) Executive’s investment in, or ownership of, the capital stock or other equity interests in any business entity that is a Competitive Operation; or (c) Executive’s lending of funds for the purpose of establishing or operating any Competitive Operation, or otherwise giving advice to any Competitive Operation, or lending or allowing his name or reputation to be used by any Competitive Operation or otherwise allowing his skill, knowledge or experience to be so used. Notwithstanding the foregoing, Executive’s passive investment in, or passive ownership of, up to five percent (5%) of the capital stock or other equity interests of any business entity (including a business entity engaged in the Employer Business) shall not be treated as a breach of this Section 10.4.  For purposes of this Section 10.4, “Employer Business” and “passive” have the meanings set forth in Section 8 above and “material portion” shall mean that either (i) the total assets engaged in a Competitive Operation exceeds 20% of such business operation’s total assets or (ii) the total assets engaged in a Competitive Operation of such business operation equals or exceeds 20% of the Employer’s Business.  Notwithstanding the foregoing, the activities described on Exhibit B attached hereto shall not be deemed to be Competitive Activities.  This Section 10.4 governs the period of time following Executive’s employment with Employer, and Section 8 above governs during the Term.

11.           Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 8 through 10 of this Agreement inclusive (collectively “Covenants”) would cause irreparable injury and continuing harm to Employer for which there will be no adequate remedy at law, and agrees that Employer shall be entitled to temporary and preliminary injunctive relief upon a showing of a likelihood of such a breach, and shall be entitled to permanent injunctive relief upon establishing such a breach, to the fullest extent allowed by Massachusetts law, without the necessity of proving irreparable harm or actual damages or of posting any bond or other security.

12.           Agreement to Arbitrate.

12.1         Mandatory Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration by a single arbitrator to be held in Boston, Massachusetts, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein.  The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court.  The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment).  The arbitrator shall have the powers granted by Massachusetts law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.  In aid of arbitration, either party may seek temporary and/or preliminary injunctive relief in the Business Litigation Session of the Suffolk County Massachusetts Superior Court (or in a regular session of that court if the case is not accepted into the Business Litigation Session) at any time before an arbitration demand has been filed and served, or before an arbitrator has been selected.

12.2         Principles Governing Arbitration.  Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided under Massachusetts law and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed.  Except in disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (a “Statutory Discrimination Claim”), each side shall split equally the fees and administrative costs charged by the arbitrator and American Arbitration Association.  In disputes where Executive asserts a Statutory Discrimination Claim against Employer, Executive shall be required to pay the American Arbitration Association’s filing fee only to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Employer shall pay the balance of the arbitrator’s fees and administrative costs.

12.3         Rules Governing Arbitration.  Executive and Employer shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court.   In conducting the arbitration, the arbitrator shall follow the rules of evidence of the Commonwealth of Massachusetts (including but not limited to all applicable privileges), and the award of the arbitrator must follow Massachusetts and/or federal law, as applicable.

12.4         Selection of Arbitrator.  The arbitrator shall be selected by the mutual agreement of the parties.  If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

12.5         Arbitrator Decision.  The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  The parties in the arbitration shall each pay their respective attorneys fees and one half of the costs or fees charged by the arbitrator and the American Arbitration Association.  In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

13.           General Provisions.

13.1         Successors and Assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without Employer’s written consent.

13.2         Nonexclusivity of Rights.  Except as expressly provided in this Agreement, Executive is not prevented from continuing or future participation in any Employer benefit, bonus, incentive or other plans, programs, policies or practices provided by Employer subject to the terms and conditions of such plans, programs, or practices.

13.3         Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.4         Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party, and the arbitrator awards such attorneys’ fees accordingly.

13.5         Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.6         Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Employer, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.7         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Except as and to the extent that Section 12 does not properly apply, each party consents to the jurisdiction and venue of the state or federal courts in Suffolk County, Massachusetts in any action, suit, or proceeding arising out of or relating to this Agreement.

13.8         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.9         Survival.  The following provisions shall survive Executive’s employment with Employer to the extent reasonably necessary to fulfill the parties’ expectations in entering this Agreement:  Section 7 (“Termination of Employment”), Section 9 (“Confidentiality”), 10 (“Interference with Business Relations”) Section 11 (“Injunctive Relief”), Section 12 (“Agreement to Arbitrate”), Section 13 (“General Provisions”), and Section 14 (“Entire Agreement”).

14.           Entire Agreement.  This Agreement, together with the other agreements and documents governing the benefits described in this Agreement, constitute the entire agreement among the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Board of Directors of the Company and Executive.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

STAG INDUSTRIAL, INC.

Dated: March , 2011	By:
Name
Title

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P.

	By:	STAG Industrial GP, LLC, its sole general partner

Dated: March , 2011	By:
Name:
Title:

KATHRYN ARNONE

Dated: March , 2011	By:
Address:

Exhibit A

LTIP Unit Award Agreement

Exhibit B

Exceptions to No Competition and No Conflict of Interest Obligations

1.     Serving as an officer, board member, management committee member or any other position with, or performing any and all activities related to, or having any ownership interest in a any direct or indirect member of, STAG Investments II, LLC, its members and its subsidiaries; provided that such entities do not engage in the Employer Business, except with respect to the disposition, development, redevelopment, ownership, operation, management and financing of the properties owned by such entities on the date hereof.

2.     Serving as an officer, board member, management committee member or any other position with, or performing any and all activities related to, or having any ownership interest in a any direct or indirect member of, STAG Investments III, LLC, its members and its subsidiaries; provided that such entities do not engage in the Employer Business, except with respect to the disposition, development, redevelopment, ownership, operation, management and financing of the properties and, to the extent applicable, equity interests in the Partnership, owned by such entities on the date hereof.

3.     Serving as an officer, board member, management committee member or any other position with, or performing any and all activities related to, or having any ownership interest in a any direct or indirect member of, STAG Investments IV, LLC, its members and its subsidiaries; provided that such entities do not engage in the Employer Business, except with respect to the ownership, financing and disposition of the equity interests in the Partnership owned by such entities on the date hereof.

4.     Serving as an officer, board member, management committee member or any other position with, or performing any and all activities related to, or having any ownership interest in a any direct or indirect member of, STAG GI Investments, LLC, its members and its subsidiaries; provided that such entities do not engage in the Employer Business, except with respect to the ownership, financing and disposition of the equity interests in the Partnership owned by such entities on the date hereof.